Exhibit 99

28405 Van Dyke Avenue
Warren, Michigan 48093
www.AssetAcceptance.com
Contact:
Noel R. Ryan III
Lambert, Edwards & Associates
616-233-0500 / aacc@lambert-edwards.com
Asset Acceptance Capital Corp. Announces Third Quarter 2006 Results
Warren, Mich., November 2, 2006 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced third quarter 2006 results, highlighted by a 3.5 percent increase in cash collections.
Asset Acceptance reported cash collections of $80.9 million in the third quarter of 2006 – the highest third quarter cash collections in the history of the Company, versus cash collections of $78.2 million in the same period of 2005.
“Historically, our cash collections tend to be seasonally higher in the first two quarters of the year when compared to the third and fourth quarters,” said Brad Bradley, Chairman, President and CEO of Asset Acceptance Capital Corp. “We experienced that trend again this year, however, third quarter cash collections reached record levels when compared to our third quarter performance in previous year periods. While competition for quality portfolios has increased during the past 24-36 months, we continue to assess traditional and non-traditional avenues of opportunity where we are able to leverage our purchasing expertise and collections infrastructure.”
Revenues declined 7.6 percent to $59.2 million for the third quarter ended September 30, 2006, compared with revenues of $64.0 million in the third quarter of 2005. Net income for the quarter was $10.7 million, or $0.29 per fully diluted share, compared with a net income of $13.7 million, or $0.37 per fully diluted share, for the third quarter of 2005. Although cash collections increased in the quarter compared to the third quarter of 2005, revenues declined due to a $6.3 million net impairment charge on purchased receivables, a $1.3 million charge on a dealer finance contract portfolio and lower expected returns on many purchases made since 2004 due to an increasingly competitive purchasing environment.
During the third quarter of 2006, Asset Acceptance invested $27.6 million to purchase consumer debt portfolios with a face value of $779.5 million, representing a blended rate of 3.54 percent of face value. This compares to the prior year third quarter when the Company invested $27.2 million to purchase consumer debt portfolios with a face value of $1.1 billion, representing a blended rate of 2.49 percent of face value. The Company said all of its purchase data is adjusted for buybacks.
“We’ve continued to invest in new portfolios encompassing both traditional and non-traditional asset classes which position us to achieve attractive returns over a multi-year period,” continued Bradley. While competitive headwinds have undoubtedly impacted our industry in recent quarters, I am encouraged by the efforts displayed and dedication shown by our team in the third

Asset Acceptance Third Quarter 2006 Results
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quarter. We are committed to purchasing receivables when we believe we can achieve acceptable returns as opposed to purchasing paper to maintain growth in cash collections and revenues.”
“Turning to the macro supply environment, we continue to see steady deal volume, albeit at elevated prices. While the quality and cost of a portfolio are key factors in determining our decision to invest, we continue to seek out portfolios in which we are able to leverage our experience and varying collection channels,” said Bradley.
During June 2006, the Company approved a stock repurchase program of up to 2.5 million shares, or approximately 6.7% of the total outstanding common stock. During the third quarter of 2006, the Company repurchased 1,307,985 shares for $19.8 million with an average purchase price of $15.15 per share.
Third Quarter 2006 Highlights
▪	Cash collections increased 3.5 percent to $80.9 million in the current quarter, versus $78.2 million in the prior year third quarter.

▪	Revenues declined 7.6 percent to $59.2 million in the current quarter, versus $64.0 million in the prior year third quarter.

▪	Net income decreased 21.9 percent to $10.7 million in the current quarter, versus net income of $13.7 million in the prior year third quarter. Net income per fully diluted share narrowed to $0.29, compared with net income per fully diluted share of $0.37 in the prior year third quarter.

▪	Total operating expenses were $42.9 million, or 53.0 percent of cash collections. This compares favorably with operating expenses of 54.0 percent of cash collections during the same period last year.

▪	Traditional call center collections were $37.2 million, a decrease of 4.3 percent from the same period last year and 46.0 percent of total cash collections.

▪	Legal collections for the quarter were $33.7 million, an increase of 15.9 percent from the same period last year and 41.6 percent of total cash collections.

▪	Other collections, including forwarding, bankruptcy and probate collections, accounted for $10.0 million, or the remaining 12.4 percent of cash collections.

▪	Quarterly account representative productivity on a full-time equivalent basis was $38,082, a 4.5 percent increase from the third quarter 2005. The average number of account representatives declined 12.3 percent on a year-over-year basis to a total of 936 account representatives in the current period.

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▪	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) increased by 3.5 percent to $38.2 million in the current year quarter. (Please refer to the table below which reconciles net income according to Generally Accepted Accounting Principles (“GAAP”) to adjusted EBITDA.

▪	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators, and continues to maintain a diverse mix of asset types in its consumer debt portfolios.
Mark Redman, Vice President of Finance and CFO of Asset Acceptance Capital Corp., said, “During the third quarter we invested $27.6 million in new portfolios. Additionally, we invested $19.8 million to repurchase approximately 1.3 million shares of Asset Acceptance common stock during the quarter, in accordance with our previously announced plan to repurchase up to 2.5 million shares of our common stock. We were able to expend these amounts while maintaining a conservative capital structure due to the consistency of our cash flow.”
“We continued to operate in the third quarter with no borrowings on our $100 million line of credit and had $47.7 million in cash and short-term investments at quarter end. I believe we have made progress managing our operations as reflected by our operating expenses compared to cash collections which was 53.0 percent in the third quarter of this year comparing favorably to 54.0 percent in the same quarter last year. However, our work is not complete as we must continue to improve in all facets of our business in order to perform well in an increasingly competitive environment,” concluded Redman.

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Reconciliation of GAAP Net Income to Adjusted EBITDA
The Company provided the following table which reconciles GAAP net income, as reported, to adjusted EBITDA. The Company indicated the measure “adjusted EBITDA” is the basis for the management bonus program and a similar computation is used in the line of credit financial covenants. The Company believes that adjusted EBITDA, which is generally cash collections less operating expenses (other than non-cash operating expenses, such as depreciation and amortization) represents the Company’s cash generation which can be used to purchase receivables, pay down debt, pay income taxes, return to shareholders or for other uses. Adjusted EBITDA, which is a non GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	3 months ended September 30,		9 months ended September 30,
	2006	2005	2006	2005
Net income	$10,700,818	$13,706,581	$35,709,759	$45,169,155
Add: interest income and expense (net), income taxes, depreciation	6,830,709	8,920,731	22,972,047	29,642,652
Add (subtract): (gain) loss on disposal of assets	(399,192)	15,013	(2,720,005)	41,322
Add (subtract): other (income) expense	(168,162)	(4,378)	17,392	2,984

Subtotal	16,964,173	22,637,947	55,979,193	74,856,113

Change to balance of purchased receivables	21,247,162	14,497,388	70,057,891	48,565,997

Non-cash revenue	(23,855)	(237,218)	(1,042,846)	(3,612,261)

Adjusted EBITDA	$38,187,480	$36,898,117	$124,994,238	$119,809,849

Cash collections	$80,914,791	$78,159,364	$259,914,631	$243,419,860
Other revenues, net	(921,662)	117,503	(293,922)	414,207
Operating expenses	(42,922,367)	(42,225,008)	(137,694,495)	(126,557,064)
Depreciation & amortization	1,115,587	831,396	3,061,371	2,517,506
Loss on sale of equipment	1,131	14,862	6,653	15,340

Adjusted EBITDA	$38,187,480	$36,898,117	$124,994,238	$119,809,849

Third Quarter 2006 Conference Call
Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the call will be available until Friday, November 2, 2007.

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About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

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Supplemental Financial Data

(Unaudited, Dollars in Millions, except
collections per account representative)	Q3 ‘06	Q2 ‘06	Q1 ‘06	Q4 ‘05	Q3 ‘05
Total revenues	$59.2	$66.8	$67.4	$53.8	$64.0
Cash collections	$80.9	$89.6	$89.4	$76.5	$78.2
Operating expenses to cash collections	53.0%	52.7%	53.2%	57.3%	54.0%
Traditional call center collections	$37.2	$43.2	$45.5	$37.9	$38.9
Legal collections	$33.7	$35.3	$32.9	$28.7	$29.1
Other collections	$10.0	$11.1	$11.0	$9.9	$10.2
Amortization rate	26.2%	28.6%	24.8%	29.8%	18.2%
Collections on fully amortized portfolios	$15.8	$17.2	$16.7	$15.0	$14.0
Core amortization rate (Note 1)	32.6%	35.4%	30.4%	37.0%	22.2%
Investment in purchased receivables (Notes 2 & 3)	$27.6	$19.1	$26.7	$25.1	$27.2
Face value of purchased receivables (Notes 2 & 3)	$779.5	$533.1	$730.9	$868.3	$1,092.1
Average cost of purchased receivables (Notes 2 & 3)	3.54%	3.58%	3.65%	2.90%	2.49%
Number of purchased receivable portfolios (Note 3)	24	20	17	23	31
Collections per account representative FTE (Note 4)	$38,082	$42,515	$41,995	$35,114	$36,453
Average account representative FTE’s (Note 4)	936	995	1,084	1,081	1,067

Note 1:	Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 2:	All purchase data is adjusted for buybacks.

Note 3:	Excludes the portfolios acquired through the PARC stock purchase in Q2 ‘06. The portfolio of accounts were tentatively valued at $8.3 million with a face value of $1.1 billion, or 0.75 percent of face value.

Note 4:	Excludes PARC.

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Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues
Purchased receivable revenues, net	$59,691,484	$63,899,194	$190,899,586	$198,466,124
Gain (loss) on sale of purchased receivables	400,323	(151)	2,726,658	(25,982)
Other revenues, net	(921,662)	117,503	(293,922)	414,207

Total revenues	59,170,145	64,016,546	193,332,322	198,854,349

Expenses
Salaries and benefits	19,357,233	19,574,631	63,241,247	57,188,114
Collections expense	19,381,522	17,831,613	58,572,652	55,119,103
Occupancy	2,288,531	2,087,299	6,718,019	6,229,148
Administrative	778,363	1,885,207	6,094,553	5,487,853
Depreciation and amortization	1,115,587	831,396	3,061,371	2,517,506
Loss on disposal of equipment	1,131	14,862	6,653	15,340

Total operating expenses	42,922,367	42,225,008	137,694,495	126,557,064

Income from operations	16,247,778	21,791,538	55,637,827	72,297,285
Other income (expense)
Interest income	614,687	430,407	1,818,868	657,941
Interest expense	(108,627)	(135,282)	(477,733)	(416,954)
Other	168,162	4,378	(17,392)	(2,984)

Income before income taxes	16,922,000	22,091,041	56,961,570	72,535,288
Income taxes	6,221,182	8,384,460	21,251,811	27,366,133

Net income	$10,700,818	$13,706,581	$35,709,759	$45,169,155

Weighted average number of shares:
Basic	36,858,417	37,225,275	37,094,454	37,225,275
Diluted	36,891,693	37,305,950	37,125,710	37,271,255
Earnings per common share outstanding:
Basic	$0.29	$0.37	$0.96	$1.21
Diluted	$0.29	$0.37	$0.96	$1.21

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Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$32,731,143	$50,518,934
Investments	14,935,010	—
Purchased receivables, net	259,425,087	248,990,772
Property and equipment, net	13,373,050	10,747,627
Goodwill	14,323,071	6,339,574
Other assets	8,656,186	7,344,948

Total assets	$343,443,547	$323,941,855

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deferred tax liability, net	$58,824,545	$58,583,604
Accounts payable and other liabilities	17,825,889	14,639,774
Income taxes payable	36,006	1,071,179
Capital lease obligations	106,374	186,944

Total liabilities	76,792,814	74,481,501

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares — 37,225,275 at September 30, 2006 and December 31, 2005	372,253	372,253
Additional paid in capital	161,733,695	160,361,599
Retained earnings	124,436,261	88,726,502
Common stock in treasury; at cost, 1,313,145 shares at September 30, 2006	(19,891,476)	—

Total stockholders’ equity	266,650,733	249,460,354

Total liabilities and stockholders’ equity	$343,443,547	$323,941,855

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Asset Acceptance Capital Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2006	2005
Cash flows from operating activities
Net income	$35,709,759	$45,169,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,061,371	2,517,506
Deferred income taxes	(1,670,943)	19,036,201
Share-based compensation expense	1,313,746	688,110
Net impairment of purchased receivables	14,431,200	6,994,000
Non-cash revenue	(1,042,846)	(3,612,261)
Loss on disposal of equipment	6,653	15,340
(Gain) loss on sale of purchased receivables	(2,726,658)	25,982
Changes in assets and liabilities, net of effects from purchase of PARC:
Increase (decrease) in accounts payable and other liabilities	2,310,283	(500,059)
Decrease in other assets	3,411,654	664,906
Increase (decrease) in income taxes payable	(869,382)	3,201,737

Net cash provided by operating activities	53,934,837	74,200,617

Cash flows from investing activities
Proceeds from (repurchase of) the sale of purchased receivables	3,143,882	(29,776)
Investment in purchased receivables, net of buybacks	(71,572,821)	(75,681,304)
Principal collected on purchased receivables	55,626,691	41,571,996
Purchase of investment securities	(14,935,010)	—
Payment for purchase of PARC, net of cash acquired	(14,675,912)	—
Purchase of property and equipment	(5,114,932)	(1,892,577)
Proceeds from the sale of property and equipment	157,347	—

Net cash used in investing activities	(47,370,755)	(36,031,661)

Cash flows from financing activities
Borrowings under line of credit	—	10,500,000
Repayment of line of credit	—	(10,500,000)
Repayment of capital lease obligations	(105,367)	(120,497)
Repayment of bank and other secured debt assumed from PARC	(4,413,380)	—
Purchase of treasury shares	(20,116,476)	—
Proceeds received for treasury shares	283,350	—

Net cash used in financing activities	(24,351,873)	(120,497)

Net increase (decrease) in cash and cash equivalents	(17,787,791)	38,048,459
Cash and cash equivalents at beginning of period	50,518,934	14,204,579

Cash and cash equivalents at end of period	$32,731,143	$52,253,038

Supplemental disclosure of cash flow information
Cash paid for interest	$227,678	$256,985
Cash paid for income taxes	$23,780,241	$4,984,181
Non-cash investing and financing activities:
Capital lease obligations incurred	$24,797	$93,483

Assumption of liabilities in conjunction with purchase of PARC:
Fair value of assets acquired less cash acquired	$20,311,217	$—
Cash paid for capital stock less cash acquired	(14,675,912)	—

Net liabilities assumed	$5,635,305	$—